THE MARSICO INVESTMENT FUND


PROPOSED RESOLUTION
--------------------------------------------------------------------------------

ANNUAL AUTHORIZATION TO OBTAIN NEW FIDELITY BOND COVERAGE

The Trust is required to maintain a fidelity bond protecting the Funds against larceny and embezzlement of Fund assets.

         WHEREAS, the Board of Trustees of the Trust, at its August 10, 2005 meeting, approved the terms of Registered Investment Management Company Bond No. 81948054 issued by Federal Insurance Company, c/o the Chubb Group on June 15, 2005 (the "Bond"), which insures the Trust in the amount of up to $5 million (twice the maximum amount required by Rule 17g-1) against larceny and embezzlement, covering each officer and employee of the Trust who may, singly or jointly with others, have access (either directly or indirectly through authority) to draw upon the funds or to direct generally the disposition of the portfolio securities of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under 17(g) of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         WHEREAS, because the Bond will expire on June 15, 2006, Marsico Capital Management, LLC ("MCM") is working with an insurance broker to either renew the Bond or to obtain a new fidelity bond;

         NOW, THEREFORE, BE IT RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized to negotiate the terms of and purchase, in accordance with discussions at this meeting, an acceptable fidelity bond issued by Federal Insurance Company, c/o the Chubb Group, or another appropriate carrier that insures the Trust against larceny and embezzlement, covering each officer and employee of the Trust who may, singly or jointly with others, have access (either directly or indirectly through authority) to draw upon the funds or to direct generally the disposition of the portfolio securities of the Trust, and that may jointly insure MCM and the Marsico Capital Management 401(k) Savings and Retirement Plan against larceny and embezzlement, in accordance with the requirements of Rule 17g-1 and Section 17(g) of the Investment Company Act; and that the terms of the fidelity bond, including the premium to be paid by the Trust, will be presented at a future meeting for ratification by the Board; and

         FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolution.